EXHIBIT 99.1

For Immediate Release                                           October 13, 2005

Contact: Richard G. Harwood, President and CEO
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Phone:   (423) 623-6088
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       United Tennessee Bankshares, Inc. Announces Third Quarter Earnings

     United Tennessee Bankshares, Inc. (Nasdaq:UTBI) reported that net income for the nine months ended September 30, 2005 increased $77,000, or 5.8% compared to the same nine month period in the previous year, from $1.34 million to $1.42 million. The increase in net income is primarily the result of net gains on the sales of investments of $517,000, offset by an increase in interest expense of $417,000 as a result of an increase in our cost of funds. On April 4, 2005, Harland Financial Solutions ("Harland") announced that it was acquiring our third-party data processor, Intrieve, Inc. Proceeds from Harland for UTBI's Intrieve, Inc. stock resulted in a gain of $614,000.

     Total assets at September 30, 2005 were $119.3 million while total assets at December 31, 2004 were $122.7 million. The decrease in total assets was primarily the result of a decrease in amounts due from depository institutions and investment securities which were used to fund a similar decrease in deposit accounts.

     The Company's equity decreased primarily due to the repurchase of approximately 36,000 shares of stock at a cost of $784,000, a decrease due to the cost of stock options surrendered of $151,000, dividends paid of $474,000 and a decrease in accumulated other comprehensive income of $480,000, offset by net income of $1.42 million, proceeds from stock options exercised of $68,000 and a decrease in unearned compensation related to the Company's ESOP of $180,000. The market value of UTBI's investment portfolio decreased due to changes in the current interest rate environment.

     As announced on April 14, 2005, the Company's Board of Directors has approved proceeding with a proposed going private transaction. On October 3, 2005, the Securities and Exchange Commission approved the proposed transaction which would reduce the number of stockholders of record from approximately 545 to approximately 96. Following shareholder approval, the Company would continue operations as a privately held corporation that would not be required to file periodic public reports with the Securities and Exchange Commission (the "SEC"). The terms of the transaction are to provide that each stockholder of record of the Company owning fewer than 2,500 common shares will receive cash of $22.00 per share. The price was established by the Board of Directors based on an independent valuation by a qualified valuation firm. Each stockholder of record owning 2,500 or more common shares will continue to hold the same number of shares of the Company after the transaction and will not receive any cash for those shares.

     Presented below are condensed statements of income for the three-month and nine-month periods ended September 30, 2005 and 2004 and selected financial condition data as of September 30, 2005 and December 31, 2004.


                               UNITED TENNESSEE BANKSHARES, INC.
                            UNAUDITED CONDENSED STATEMENTS OF INCOME
             FOR THE THREE AND NINE MONTH PERIODS ENDED SEPTEMBER 30, 2005 AND 2004
                                         (In Thousands)


                                                     Three Months Ended       Nine Months Ended
                                                        September 30,           September 30,
                                                       2005        2004        2005        2004
                                                       ----        ----        ----        ----
Interest Income                                      $ 1,660     $ 1,733     $ 5,069     $ 5,109
Interest Expense                                         595         431       1,615       1,198
                                                     --------    --------    --------    --------
Net Interest Income                                    1,065       1,302       3,454       3,911
Provision for loan losses                                 18          24          54          76
                                                     --------    --------    --------    --------
Net interest income after provision for loan losses    1,047       1,278       3,400       3,835
Noninterest income                                       183         157         943         420
Noninterest operating expense                            513         729       2,132       2,266
                                                     --------    --------    --------    --------
Income before income taxes                               717         706       2,211       1,989
Income taxes                                             294         259         796         651
                                                     --------    --------    --------    --------

Net Income                                           $   423     $   447     $ 1,415     $ 1,338
                                                     ========    ========    ========    ========
Earnings per Share:
  Basic                                              $  0.36     $  0.37     $  1.19     $  1.09
  Diluted                                            $  0.36     $  0.37     $  1.19     $  1.10




                            UNITED TENNESSEE BANKSHARES, INC.
                            SELECTED FINANCIAL CONDITION DATA
                                     (In Thousands)

                                                           As of
                                                       September 30,           As of
                                                            2005             December 31,
                                                       (Unaudited)              2004
                                                       -------------        ------------
Total Assets                                             $119,319            $122,659
  Loans Receivable, net                                    82,284              78,830
  Cash and amounts due from depository institutions         3,223               3,444
  Investment Securities, available for sale, at
  fair value                                               26,978              35,579
Total Liabilities                                         101,162             104,240
  Deposits                                                 98,085             100,919
  Advances from FHLB                                        1,000               1,000
Total Equity                                               18,157              18,419